As filed with the Securities and Exchange Commission on August 18, 2017

Registration No. 333-107109

Registration No. 333-129364

Registration No. 333-167971

Registration No. 333-168910

Registration No. 333-204554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-107109

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-129364

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-167971

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-168910

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-204554

UNDER THE SECURITIES ACT OF 1933

MRV COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1340090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20520 Nordhoff Street

Chatsworth, California 91311

(818) 773-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan

MRV Communications, Inc. 2007 Omnibus Incentive Plan

Employment Inducement Stock Option Award for Dilip Singh, granted July 1, 2010

MRV Communications, Inc. 2015 Long-Term Incentive Plan

(Full titles of the plans)

Ulrich Dopfer

President

MRV Communications, Inc.

20520 Nordhoff Street

Chatsworth, California 91311

(818) 773-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Alexander B. Johnson, Esq.

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

(212) 918-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by MRV Communications, Inc., a Delaware corporation (the “Registrant”), remove from registration all shares of common stock, par value $0.0017 per share, of the Registrant (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements:

•	Registration Statement No. 333-107109, filed with the Commission on July 17, 2003, pertaining to the registration of Share under the Registrant’s Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan;

•	Registration Statement No. 333-129364, filed with the Commission on November 1, 2005, pertaining to the registration of additional Shares under the Registrant’s Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan;

•	Registration Statement No. 333-167971, filed with the Commission on July 2, 2010, pertaining to the registration of Shares under the MRV Communications, Inc. 2007 Omnibus Incentive Plan;

•	Registration Statement No. 333-168910, filed with the Commission on August 17, 2010, pertaining to the registration of Shares under the Employment Inducement Stock Option Award for Dilip Singh, granted July 1, 2010; and

•	Registration Statement No. 333-204554, filed with the Commission on May 29, 2015, pertaining to the registration of Shares under the MRV Communications, Inc. 2015 Long-Term Incentive Plan.

On July 2, 2017, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), and Golden Acquisition Corporation, a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Parent caused Merger Sub to commence a cash tender off for all of the Registrant’s outstanding Shares at a purchase price of $10.00 per Share (the “Offer”). On August 14, 2017, following the completion of the Offer, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a direct wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of ADVA Optical Networking SE, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements and is deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby files, pursuant to Rule 478 under the Securities Act of 1933, the Post-Effective Amendments to remove from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on August 18, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

MRV COMMUNICATIONS, INC.

By:	/s/ Ulrich Dopfer
Name:	Ulrich Dopfer
Title:	President